FOR IMMEDIATE RELEASE

Primus Guaranty reports Third Quarter Net Income of $18 million, Up 8%

Hamilton, Bermuda – November 8, 2004 – Primus Guaranty, Ltd. ("Primus Guaranty") (NYSE: PRS), a leading provider of credit protection, today announced third quarter 2004 net income of $18.0 million, or $0.51 per diluted share. This represents an 8% increase from third quarter 2003 net income of $16.6 million, and a 4% increase in net income per diluted share from $0.49 per diluted share in the third quarter of 2003.

Commenting on the quarter, Primus Guaranty CEO, Thomas W. Jasper, noted, "We are pleased with our overall performance, in particular the increase in our portfolio of credit swaps sold to $9.4 billion by September 30, 2004 and that net credit swap premiums continued to grow. Additionally, portfolio quality remained high, with an average rating of A/A3, and there were no credit event losses during the period. Contraction of market credit swap premium levels during the quarter caused a significant unrealized gain in our portfolio of credit swaps sold, and a small unrealized loss in our portfolio of credit swaps purchased. Two other highlights in the quarter included the issuance by our subsidiary, Primus Financial Products, LLC, of $75 million in 30 year AAA/Aaa subordinated deferrable interest notes and the commencement of our credit swap asset management business with the closing of the first transaction in which we will be managing a portfolio of credit default swaps on behalf of third parties".

Revenues

Total revenues were $24.6 million for the third quarter of 2004, compared with total revenues of $22.4 million in the third quarter of 2003.

Net credit swap revenue, which comprises premiums earned, as well as realized and unrealized gains and losses on the swap portfolio, increased 7% to $23.3 million in the third quarter of 2004 from $21.8 million for the same period in 2003.

Premiums earned on credit swaps sold grew 9% to $11.2 million in the third quarter of 2004 from $10.3 million for the same period in 2003. The increase was primarily due to the growth in the portfolio of credit swaps sold. Premium expense on credit swaps purchased as short term investments was $279 thousand in the third quarter 2004, there was no comparable expense in the third quarter of 2003 as this strategy had not been adopted at that time.

Realized gains on the portfolio of credit swaps sold were $3.3 million in the third quarter of 2004, compared with realized gains of $7.4 million in the same period in 2003. Realized losses on the portfolio of credit swaps sold were $778 thousand, of which $547 thousand was attributable to our decision to reduce the credit exposure on one reference entity. Net realized gains on the portfolio of credit swaps purchased for short-term investment purposes were $312 thousand for the third quarter of 2004. There were no such gains or losses in the same period of 2003.

Unrealized gains in the portfolio of credit swaps sold were $11.0 million in the third quarter of 2004, increasing from $4.2 million for the same period in 2003. Unrealized losses in the portfolio of credit swaps purchased as short-term investments were $1.3 million in the third quarter of 2004; there were no unrealized gains or losses in the third quarter of 2003. The unrealized gains in the portfolio of credit swaps sold and the unrealized losses in the portfolio of credit swaps purchased were primarily the result of the contraction in market premiums during the third quarter of 2004.

Interest income increased to $1.2 million in the third quarter of 2004 from $0.6 million for the same period in 2003, primarily due to the increase in the average balances of cash, cash equivalents and short-term investments. Average balances were $355 million in the third quarter of 2004, compared with $245 million in the same period in 2003. The increase was attributable to the issuance of $75 million of subordinated deferrable interest notes in July 2004, together with the retention of cash earnings over the period. The average investment yield increased to 1.31% in the third quarter of 2004, compared with 0.99% in the same period in 2003. The increase in yield was primarily due to increases in market interest rates.

Compensation, Other Operating Expenses and Financing Costs

Total operating expenses, excluding interest expense, were $5.8 million for the third quarter for 2004, compared with $5.3 million in the third quarter of 2003.

Compensation expenses were $3.9 million in the third quarter of 2004, compared with $3.1 million in the same period of 2003. The increase in expenses was attributable to higher expenses associated with the continued vesting of employee restricted stock and option awards and a modest increase in headcount. Operating expenses, other than compensation, were $2.0 million in the third quarter of 2004, compared with $2.2 million in the same period in 2003, the principal reason for the decline being reduced depreciation and amortization costs, coupled with lower technology and professional fees.

Financing costs, comprising distributions on preferred shares and interest expense, were $778 thousand in the third quarter of 2004, compared with $534 thousand in the third quarter of 2003. The increase in financing costs was primarily attributable to the interest expense associated with the issuance of $75 million of subordinated deferrable interest notes in July 2004.

Balance Sheet

At September 30, 2004, total assets were $526 million, up 64% from total assets of $321 million at December 31, 2003. This increase was due primarily to proceeds received in connection with the issuance of $75 million of subordinated deferrable interest notes in July 2004 by Primus Financial Products and the $114.8 million recorded as a receivable from the underwriters for the initial public offering. At September 30, 2004, shareholders' equity was $343.9 million, a 60% increase from shareholders' equity of $214.8 million at December 31, 2003. The increase in shareholders equity stemmed primarily from the issuance of 9.1 million shares in connection with our initial public offering.

Credit Swap Portfolios

At September 30, 2004, our portfolio of credit swaps sold totaled $9.4 billion, up 49% from our portfolio of credit swaps sold of $6.3 billion at December 31, 2003. The credit swap portfolio's weighted average credit ratings at September 30, 2004 were A/A3, the same as at December 31, 2003. There were 472 reference entities in the portfolio at September 30, 2004 compared with 352 reference entities at December 31, 2003. During the quarter ended September 30, 2004 there were no credit events on our credit swap portfolio.

The portfolio of credit swaps purchased as short-term investments was $373 million at September 30, 2004, compared with a balance of $130 million at December 31, 2003.

Other Performance Data

In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, we believe it is appropriate to consider both our United States GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, we evaluate what our economic results would have been if we excluded from revenue the amounts of any unrealized gains and losses on our portfolio of credit swaps sold, and any realized gain from terminations of credit swaps sold prior to maturity, although we amortize those gains over the remaining original lives of the terminated contracts.

During the third quarter of 2004, unrealized gains on the portfolio of credit swaps sold were $11.0 million. Realized gains on the portfolio of credit swaps sold were $3.3 million and the amortization of previously realized gains was $1.5 million.

Earnings Conference Call

Primus Guaranty will host a conference call Monday, November 8, 2004, at 11:00 AM (ET) with access available via Internet and telephone. To access the live conference call, dial (800) 259-0251 (toll-free domestic) or (617) 614-3671 (international). The access code is 60966347. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for two weeks via telephone starting at approximately 12:00 PM (ET) on November 8, 2004, and can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international). The access code is 79989360. The webcast will be live as well as archived for one month on Primus Guaranty's website: www.primusguaranty.com. To access the website, refer to the investor relations section of the website and click on the webcast icon in center of page.

About Primus Guaranty

Primus Guaranty, Ltd., through its principal operating subsidiary, Primus Financial Products, LLC, offers protection against the risk of default on investment grade credit obligations. Primus Financial assumes these risks through the sale of credit default swaps to dealers, banks and portfolio managers. As a swap counterparty, Primus Financial is rated Aaa by Moody's Investor Service, Inc. and AAA by Standard & Poor's Rating Services. Another subsidiary of Primus Guaranty, Primus Asset Management, Inc., manages the credit swap portfolio of Primus Financial, and offers credit default swap portfolio management services to third parties.

The company, which is traded on the New York Stock Exchange under the symbol PRS, has over $526 million in assets at September 30, 2004. Primus Guaranty is a Bermuda company, with the operations of its principal subsidiaries, Primus Financial Products and Primus Asset Management, headquartered in New York, New York.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-Q, as filed with the SEC.

Primus Guaranty, Ltd.
Consolidated Statements of Financial Condition

	September 30, 2004	December 31, 2003
	(Unaudited)
	(Dollars in thousands except per share data)
Assets
Cash and cash equivalents	$357,539	$257,967
Short-term investments	3,429	3,968
Accrued interest receivable	392	129
Unrealized gain on credit swaps, at fair value	37,072	46,594
Premiums receivable on credit swaps	28	140
Premiums receivable on financial guarantees	800	1,201
Accrued premiums on credit swaps	3,468	3,642
Fixed assets, less accumulated depreciation of $428 in 2004; $259 in 2003	1,609	1,651
Internal use software costs, less accumulated amortization of $5,350 in 2004; $4,176 in 2003	4,628	5,473
Other receivables	272	269
Receivable from underwriters	114,797	—
Prepaid expenses	1,107	395
Debt issuance costs of subsidiary	958	—
Total assets	$526,099	$321,429

Liabilities and shareholders' equity
Long-term debt of subsidiary	$75,000	$—
Compensation accrual	4,479	5,474
Unrealized loss on credit swaps, at fair value	958	68
Unrealized loss on sublease	—	39
Brokerage fee payable	35	50
Accounts payable	841	653
Deferred rent payable	460	473
Current state and local taxes payable	50	—
Deferred financial guarantee premiums	906	1,201
Deferred credit swap premiums	74	112
Interest payable on long-term debt of subsidiary	375	—
Other payables	530	—
Total liabilities	83,708	8,070

Preferred securities of subsidiary	98,521	98,521

Shareholders' equity:
Common stock, $0.08 par value, 62,500,000 shares authorized, 42,787,843; 2,600,000 shares issued and outstanding at September 30, 2004; December 31, 2003	3,470	230
Additional Paid-in-Capital	261,544	1,325
Convertible Preferred stock	—	143,908
Warrants	612	1,070
Retained earnings	78,244	68,305
Total shareholders' equity	343,870	214,838
Total liabilities and shareholders' equity	$526,099	$321,429

Primus Guaranty, Ltd.
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
	(Dollars in thousands except per share data)
Revenues
Net credit swap revenue	$23,331	$21,804	$26,166	$79,550
Interest income earned	1,166	607	2,534	1,915
Other	102	26	338	80
Total net revenues	24,599	22,437	29,038	81,545

Expenses
Employee compensation and benefits	3,858	3,112	11,142	8,144
Excess-of-loss insurance policy premium	—	—	—	727
Internal use software amortization	437	635	1,286	1,883
Legal fees	16	79	109	304
Professional fees	366	401	1,051	2,040
Rent	193	164	550	517
Data feeds	183	223	668	657
Bank fees	275	218	438	387
Fixed asset depreciation	57	54	167	175
Brokerage expense	151	37	515	319
Interest expense on long-term debt of subsidiary	375	—	375	—
Other	281	376	1,154	1,254
Total expenses	6,192	5,299	17,455	16,407
Distributions on preferred securities of subsidiary	(403)	(533)	(1,550)	(1,365)
Income before benefit (provision) for income taxes	18,004	16,605	10,033	63,773
Benefit (provision) for income taxes	22	(22)	(95)	(127)
Net Income	$18,026	$16,583	$9,938	$63,646

Earnings available to common shares	$18,026	$16,583	$9,938	$63,646

Earnings per common share:
Basic	$4.23	$6.59	$2.57	$25.29
Diluted	$0.51	$0.49	$0.28	$1.87
Average common shares outstanding
Basic	4,264	2,517	3,866	2,517
Diluted	35,219	33,965	35,081	33,965

Primus Guaranty, Ltd.
Summary Financial Information
Third Quarter 2004

(Dollars in 000's)	For the Three Months Ended							For the Nine Months Ended
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	September 30, 2004	September 30, 2003
	(Unaudited)							(Unaudited)
Revenues
Net credit swap revenue	$23,331	$5,865	$(3,030)	$23,776	$21,804	$45,961	$11,785	$26,166	$79,550
Premiums earned on financial guarantees	99	97	99	—	—	—	—	295	—
Interest income earned	1,166	716	652	702	607	635	673	2,534	1,915
Rental income	—	13	27	27	26	27	27	40	80
Asset management fees	3	—	—	—	—	—	—	3	—
Other revenue	—	—	—	—	—	—	—	—	—
	24,599	6,691	(2,252)	24,505	22,437	46,623	12,485	29,038	81,545
Expenses
Compensation	3,858	3,861	3,423	3,557	3,112	2,615	2,417	11,142	8,144
Technology and data fees	243	364	307	307	330	377	302	914	1,009
Professional and legal fees	382	363	415	1,017	480	1,129	772	1,160	2,381
Rent	193	184	173	185	164	165	178	550	507
Fixed asset depreciation and amortization	494	486	474	3,786	689	682	1,399	1,454	2,770
Other operating expenses	647	609	604	638	523	550	523	1,860	1,596
Financing costs	778	605	542	489	534	610	221	1,925	1,365
	6,595	6,472	5,938	9,979	5,832	6,128	5,812	19,005	17,772
Income (loss) before income taxes	18,004	219	(8,190)	14,526	16,605	40,495	6,673	10,033	63,773
Income tax expense (benefit)	(22)	45	72	(299)	22	(32)	137	95	127
Net income (loss)	$18,026	$174	$(8,262)	$14,825	$16,583	$40,527	$6,536	$9,938	$63,646
Per Share and Share Data
Basic earnings per share	$4.23	$0.05	$(3.21)	$5.89	$6.59	$16.11	$2.70	$2.57	$25.29
Weighted average common shares outstanding — basic	4,264	3,527	2,570	2,517	2,517	2,515	2,421	3,866	2,517
Diluted earnings per share	$0.51	$0.01	$(3.21)	$0.44	$0.49	$1.20	$0.20	$0.28	$1.87
Weighted average common shares outstanding — diluted	35,219	34,768	2,570	34,002	33,965	33,843	33,241	35,081	33,965
Net credit swap revenue components
Credit swaps sold
Premium income	$11,192	$10,398	$10,010	$9,485	$10,303	$10,179	$9,145	$31,600	$29,627
Realized gains	3,251	948	1,161	3,224	7,360	5,960	1,769	5,360	15,089
Realized losses	(778)	(13)	—	(50)	—	—	(214)	(791)	(214)
Change in unrealized gains/losses	10,998	(5,285)	(14,967)	10,912	4,170	29,636	1,736	(9,254)	35,542
Credit swaps purchased as short-term investments
Premium expense	(279)	(126)	(122)	(19)	—	—	—	(527)	—
Realized gains	346	319	421	28	—	—	—	1,086	—
Realized losses	(34)	(47)	—	—	—	—	—	(81)	—
Change in unrealized gains/losses	(1,335)	(313)	450	23	—	—	—	(1,198)	—
Credit swaps purchased to offset credit risk on certain swaps sold
Premium expense	(23)	(23)	(23)	(28)	(23)	(24)	(60)	(69)	(107)
Realized gains	—	—	—	—	—	—	—	—	—
Realized losses	—	—	—	—	—	(448)	—	—	(448)
Change in unrealized gains/losses	(7)	7	40	201	(6)	658	(591)	40	61
Net credit swap revenue	$23,331	$5,865	$(3,030)	$23,776	$21,804	$45,961	$11,785	$26,166	$79,550

Primus Guaranty, Ltd.
Summary Financial Information
Third Quarter 2004

(Dollars in 000's)	As of
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
	(Unaudited)
Assets
Cash and cash equivalents	$357,539	$272,523	$240,548	$257,967	$247,982	$236,255	$224,508
Short-term investments	3,429	3,441	23,624	3,968	3,002	—	36
Unrealized gain on credit swaps, at fair value	37,072	29,121	32,446	46,594	35,458	31,250	6,814
Receivable from underwriters	114,797	—	—	—	—	—	—
Other assets	13,262	14,948	12,946	12,900	16,181	16,675	16,890
Total assets	526,099	320,033	309,564	321,429	302,623	284,180	248,248
Liabilities
Long-term debt of subsidiary	75,000	—	—	—	—	—	—
Compensation accrual	4,479	3,042	1,604	5,474	3,643	2,251	1,193
Unrealized loss on credit swaps, at fair value	958	2,664	394	68	66	22	5,882
Other liabilities	3,271	2,169	2,065	2,528	664	558	630
Total liabilities	83,708	7,875	4,063	8,070	4,373	2,831	7,705
Preferred securities of subsidiary	98,521	98,521	98,521	98,521	98,521	98,521	98,521
Shareholder's equity
Equity	265,626	153,420	147,155	146,533	146,250	145,931	145,650
Retained earnings (accumulated deficit)	78,244	60,217	59,825	68,305	53,479	36,897	(3,628)
Total shareholder's equity	343,870	213,637	206,980	214,838	199,729	182,828	142,022
Total liabilities and shareholder's equity	$526,099	$320,033	$309,564	$321,429	$302,623	$284,180	$248,248

Primus Guaranty, Ltd.
Statistical Portfolio Information
Third Quarter 2004

	For the Three Months Ended
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
(USD equivalent in 000's)
	(Unaudited)
Credit Swaps Sold
End of period notional	$9,440,873	$8,626,160	$7,992,598	$6,291,375	$6,281,319	$6,228,138	$5,695,234
New transaction volume	$1,674,570	$1,042,088	$2,064,626	$395,250	$613,768	$881,357	$1,209,734
Maturities, assignments, unwinds and foreign exchange adjustment	$859,857	$408,526	$363,403	$385,194	$560,587	$348,453	$165,000
Weighted average tenor — portfolio (years)	2.78	2.77	2.76	2.79	2.91	3.12	3.32
Credit Swaps Purchased as Short-Term Investments
End of period notional	$372,886	$217,095	$125,000	$130,000	$—	$—	$—
New transaction volume	$191,924	$207,095	$50,000	$135,000	$—	$—	$—
Maturities, assignments, unwinds and foreign exchange adjustment	$36,133	$115,000	$55,000	$5,000	$—	$—	$—
Weighted average tenor — portfolio (years)	4.91	5.05	5.05	4.54	0.00	0.00	0.00
Credit Swaps Purchased to Offset Credit Risk on Certain Swaps Sold
End of period notional	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000	$10,000
New transaction volume	$—	$—	$—	$—	$—		$—
Maturities, assignments, unwinds and foreign exchange adjustment	$—	$—	$—	$—	$—	$5,000	$—
Weighted average tenor — portfolio (years)	3.14	3.39	3.64	3.90	4.15	4.41	4.60

Primus Guaranty, Ltd.
Summary Financial Information — Other Performance Data
Third Quarter 2004

In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, we believe it is appropriate to consider both our U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, we evaluate what our economic results would have been if we excluded from revenue the amounts of any unrealized gains and losses on our portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although we amortize those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments.

	For the Three Months Ended (Unaudited)
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Change in unrealized fair value of credit swaps sold [gain/(loss)]	$10,991	$(5,278)	$(14,927)	$11,113	$4,164	$30,294	$1,145

Realized gains from early termination of credit swaps sold	3,251	948	1,161	3,224	7,360	5,960	1,769

Amortization of realized gains from the early termination of credit swaps sold	1,542	1,500	1,452	1,317	882	462	232